Exhibit 99.1

INTERNATIONAL PLACE

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

International Paper Announces Strategic Entry into India,

Agrees to Purchase Shares of Andhra Pradesh Paper Mills

MEMPHIS, Tenn. – March 29, 2011 – International Paper (NYSE: IP) has entered into agreements with Mr. L.N. Bangur, and related family members and affiliates to purchase approximately 53.5 percent of the outstanding shares of Andhra Pradesh Paper Mills Limited (NSE:APPAPER | BSE:502330) for approximately US$257 million in cash. In addition, International Paper has agreed to a US$62 million non-compete payment to the sellers.

Pursuant to Indian securities law, International Paper will also launch a mandatory public tender offer to acquire up to an additional 21.5 percent of the outstanding shares of APPM for approximately US$104 million in cash. International Paper anticipates acquiring up to 75 percent of APPM’s outstanding shares through these two transactions.

Once completed, the transaction will position International Paper as the first global paper and packaging company with a significant position in India’s fast growing economy.

“APPM is an established and highly respected company in India, and is an excellent platform for International Paper to grow with the Indian paper and packaging markets,” said John Faraci, chairman and chief executive officer of International Paper. “Both APPM and the India paper and packaging industry are growing at substantial rates, and we believe that IP’s global operations and technical expertise can accelerate that growth and create value for customers as well as IP and APPM shareholders.”

L.N. Bangur, executive chairman, Bangur Group, said, “We have built a strong business in India, and the next phase of growth requires a different set of resources and capabilities. International Paper is the right company to take the business forward and deepen maturity of the sector in India.”

“International Paper has a proven track record of bringing global best practices in operational excellence, industrial safety as well as social responsibility into our emerging market investments, and we intend to do the same in India with APPM,” said Tom Kadien, senior vice president of IP’s Consumer Packaging and IP Asia businesses. “This investment will be positive for employees and their communities, customers, shareholders and the state of Andhra Pradesh.”

APPM is one of the leading integrated paper manufacturers in India, with two mills with combined capacity of about 250,000 metric tonnes of uncoated freesheet paper annually. The existing and capable management team and 2,500 employees of APPM will continue to operate the business, supplemented by additional IP leadership and technical resources.

The share purchase and public tender are expected to be completed as early as the third quarter of 2011, subject to regulatory and other approvals, including the Security and Exchange Board of India (SEBI), the Reserve Bank of India (RBI), and, if applicable, the Competition Commission of India (CCI).

Note: All USD monetary amounts are approximations based on an Indian Rupee to U.S. Dollar exchange rate of INR 45 per US$.

Investor slides are available on the Company’s Internet site at http://www.internationalpaper.com by clicking on the Investors tab and going to the Webcasts and Presentations page.

About Andhra Pradesh Paper Mills

The Andhra Pradesh Paper Mills Limited (APPM), part of the Kolkata Based L.N. Bangur group, established in the year 1964, is a leading manufacturer of pulp and paper products and caters to both the domestic and foreign markets. With two manufacturing units in Andhra Pradesh and a total paper production capacity of 250,000 metric tonnes per annum, APPM produces writing and printing and copier papers. With sales of approximately US$160 million, focused social and community programs backed up with its own pioneering work in raw material generation through social farm forestry and a very strong strategic growth focus, APPM is becoming a driving force in the green paper manufacturing arena in the world economy. For more information on APPM, please visit andhrapaper.com

About International Paper

International Paper (NYSE: IP) is a global paper and packaging company with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include uncoated papers and industrial and consumer packaging, complemented by xpedx, the company’s North American distribution company. Headquartered in Memphis, Tenn., the company employs about 59,500 people in more than 24 countries and serves customers worldwide. 2010 net sales were more than $25 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

This press release contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) the ability of the parties to successfully consummate the transactions contemplated by the purchase agreement; (ii) the successful completion of the mandatory public tender offer on the terms contemplated; (iii) the receipt of regulatory approvals for the transaction; (iv) the successful fulfillment (or waiver) of all conditions set forth in the purchase agreement; (v) the successful closing of the transaction within the estimated timeframes; (vi) the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; (vii) industry conditions, including but not limited to changes in the cost or availability of raw materials and energy, transportation costs, the company’s product mix, demand and pricing for its products; (viii) supply and demand conditions and other economic factors affecting India, Asia, Eastern Europe, and Russia, including but not limited to changes in currency exchange rates and natural disasters; and (ix) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and to actual or potential litigation. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

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Contacts:

For International Paper

In the United States:

Media: Thomas J. Ryan, 901-419-4333, Thomas.ryan2@ipaper.com

Investors: Thomas A. Cleves, 901-419-7566 or Emily Nix, 901-419-4987

In India:

Media: Anisha Gupta, M: +91 983 362 6674, Email: Anisha.gupta@bm.com; or

Amy Sawyer, M: +1 901 826 4278, Email: amy.sawyer@ipaper.com